Exhibit 10.1

LEASE AGREEMENT

LANDLORD:	Quince Orchard Nominee Trust

TENANT:	ACE*COMM Corporation

BUILDING ADDRESS:	704 Quince Orchard Road, Gaithersburg, Maryland

SUBMISSION NOT AN OPTION

THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND NEGOTIATION DOES NOT CONSTITUTE AN OFFER TO LEASE, A RESERVATION OF, OR OPTION FOR THE PREMISES AND SHALL VEST NO RIGHT IN ANY PARTY. TENANT OR ANYONE CLAIMING UNDER OR THROUGH TENANT SHALL HAVE THE RIGHTS TO THE PREMISES AS SET FORTH HEREIN AND THIS LEASE BECOMES EFFECTIVE AS A LEASE ONLY UPON EXECUTION, ACKNOWLEDGEMENT AND DELIVERY THEREOF BY LANDLORD AND TENANT TO EACH OTHER, REGARDLESS OF ANY WRITTEN OR VERBAL REPRESENTATION OF ANY AGENT, MANAGER OR EMPLOYEE OF LANDLORD TO THE CONTRARY.

FROM THE OFFICE OF:

Rappaport, Aserkoff & Gelles
60 State Street, Suite 1525
Boston, Massachusetts 02109-1803
617-227-7345

LEASE

Quince Orchard Nominee Trust (“Landlord”)
to
ACE*COMM Corporation (“Tenant”)

Table Of Contents

SECTION I. PREMISES	1
SECTION II. USE	1
SECTION III. TERM	2
SECTION IV. RENT	2
SECTION V. CONSTRUCTION AND PREPARATION OF THE PREMISES	3
SECTION VI. BUILDING AND EQUIPMENT; TENANT’S CARE OF PREMISES	5
SECTION VII. FLOOR LOAD, HEAVY MACHINERY	6
SECTION VIII. SERVICES	6
SECTION IX. UTILITIES	8
SECTION X. ADDITIONAL RENT AND ESCALATION	8
SECTION XI. REMOVAL OF GOODS AND TENANT’S REPAIRS	14
SECTION XII. SALES TAX	14
SECTION XIII. IMPROVEMENTS AND ALTERATIONS	14
SECTION XIV. INSPECTION	15
SECTION XV. CASUALTY	15
SECTION XVI. EMINENT DOMAIN	17
SECTION XVII. INDEMNIFICATION	18
SECTION XVIII. PROPERTY OF TENANT	19
SECTION XIX. INJURY AND DAMAGE	19
SECTION XX. ASSIGNMENT, MORTGAGING, AND SUBLETTING	19
SECTION XXI. SIGNS, WINDOW TREATMENT, AND ADVERTISING	22
SECTION XXII. INSURANCE COMPLIANCE	22
SECTION XXIII. INFLAMMABLES, ODORS	22
SECTION XXIV. DEFAULT	22
SECTION XXV. SUBORDINATION AND ESTOPPEL	24
SECTION XXVI. NOTICES	26
SECTION XXVII. RULES AND REGULATIONS	26
SECTION XXVIII. QUIET ENJOYMENT	27
SECTION XXIX. BINDING AGREEMENT	27
SECTION XXX. LANDLORD LIABILITY	27
SECTION XXXI. SEISIN	27
SECTION XXXII. INSURANCE	27
SECTION XXXIII. SUBROGATION, INSURANCE PREMIUMS	28
SECTION XXXIV. SHORING	29
SECTION XXXV. REZONING	29
SECTION XXXVI. SEPARABILITY	29
SECTION XXXVII. WAIVER OF TRIAL BY JURY	29
SECTION XXXVIII. NO WAIVER	29
SECTION XXXIX. HOLDING OVER	29
SECTION XL. CAPTIONS, PLURAL, GENDER	30
SECTION XLI. BROKERAGE	30
SECTION XLII. HAZARDOUS WASTE	30
SECTION XLIII. SECURITY DEPOSIT	31
SECTION XLIV. LANDLORD’S RIGHT TO PERFORM FOR TENANT	32
SECTION XLV. GOVERNING LAW	33
SECTION XLVI. RELOCATION	33
SECTION XLVII. FORCE MAJEURE	33
SECTION XLVIII. PRIOR LEASE	33
SECTION XLIX. PARKING	33
SECTION L. OPTION TO EXTEND	34
SECTION LI. VACANT SPACE NOTIFICATION	34
SECTION LII. MULTIPLE COUNTERPARTS	34

-ii-

EXHIBITS

Exhibit A	Lease Plan

Exhibit B	Landlord’s Work and Tenant’s Work

Exhibit C	Legal Holidays

Exhibit D	Scope of Services - Cleaning

Rules and Regulations

-iv-

     THIS LEASE (the “Lease”) made and entered into as of this      day of      , 2002 by and between Jerome L. Rappaport, Jr. and Janet F. Aserkoff, Trustees of QUINCE ORCHARD NOMINEE TRUST under Declaration of Trust dated August 15, 2002, having a business address at 60 State Street, Boston, Massachusetts 02109-1803 (hereinafter called “Landlord”) and ACE*COMM Corporation, a Maryland corporation (hereinafter called “Tenant”).

     SECTION I. PREMISES. Landlord leases to Tenant, and Tenant hereby hires and takes from Landlord the following described premises subject to the mortgages as hereinafter provided, and to all encumbrances of record.

     The “Premises” are that portion of a building in the City of Gaithersburg, having a mailing address of 704 Quince Orchard Road, Gaithersburg, Maryland 20878 (hereinafter called the “Building”) substantially as shown cross-hatched or outlined on the Lease Plan, Exhibit A, hereto attached and made a part hereof, consisting of approximately 11,757 square feet of net rentable area on the First Floor of the Building and approximately 12,533 square feet of net rentable area on the Second Floor of the Building, for a total of approximately 24,289 square feet of net rentable area (the “Net Rentable Area”), all as shown on Exhibit A. The Building and the parcel of land on which it is located are hereinafter referred to as the “Property”. Upon the completion of the demising wall for the Premises on the second floor, the Premises shall be re-measured by Landlord and the new Net Rentable Area of the Premises as re-measured shall be the Net Rentable Area of the Premises for all purposes under this Lease and any calculations made under this Lease that are affected by the Net Rentable Area of the Premises including, without limitation, calculations of Tenant’s Proportionate Share for Taxes, Tenant’s Proportionate Share for Operating Costs, and Rent, shall be re-calculated to reflect such re-measurement.

     Landlord reserves and excepts all rights of ownership and use in all respects outside the Premises, including, without limitation, the Building and all other structures, improvements, plazas, parking area(s), if any, and common areas on the Property, except that at all times during the term of this Lease Tenant shall have a reasonable means of access from the street to the Premises. Without limiting the foregoing reservation of rights by Landlord, it is understood that with regard to the Building and the Property, Landlord in its sole discretion shall have the right to change, relocate and eliminate facilities therein, to permit the use of or lease all or part thereof for exhibition and displays, to sell, lease or dedicate all or part thereof to public use; and further that Landlord shall have the right to make changes in, additions to and eliminations from the Building, and other structures and improvements on the Property, the Premises excepted.

     SECTION II. USE. Tenant shall have the right to use, in common with others so entitled, all common areas associated with the Building and located in the Building or on the Property including all hallways, elevator(s), loading dock(s), access ways, walkways, nonexclusive parking area(s), courtyards and landscaped areas, if any. Tenant shall use the Premises for general office use and other reasonable uses incidental and related thereto, provided that Tenant shall not use, permit nor suffer anything to be done or anything to be brought into or kept in the Premises or on the Property which in Landlord’s reasonable judgment occasions unreasonable discomfort or annoyance to any other tenants or occupants of the Building and parking area(s), if any, or which may tend to impair the reputation or appearance of the Building or the Property, or tend to interfere with the proper and economic operation of the Building, parking area(s), if any, or the Property by Landlord, or which shall violate the Certificate of Occupancy for the Building or any law or regulation of any governmental body. If, due to Tenant’s use of the Premises, improvements or alterations to the Premises or the Building are necessary to comply with any requirements imposed by law, Tenant shall pay the entire cost of such improvements or alterations. Landlord shall be responsible for obtaining use and occupancy permits from the local governmental authorities.

     Tenant covenants that it will move into the Premises promptly at the commencement of the term hereof and will use and occupy the entire Premises throughout the term hereof, and further covenants and agrees that, except temporarily by reason of casualty, taking or loss of access, it will not vacate the Premises, or fail to conduct its business therein at any time during the term hereof without prior written notice to the Landlord.

     SECTION III. TERM. The term of this Lease shall be approximately seventy six (76) months commencing upon August 1, 2002 (the “Commencement Date”), and terminating on November 30, 2008 (the “Termination Date”).

     SECTION IV. RENT. Tenant shall pay the following annual “Rent”, based upon the annual per square foot rental rate(s) set forth below multiplied by the Net Rentable Area of the Premises as set forth in Section I of this Lease:

	Annual Rent
Lease Year	Per Square Foot	Monthly Rent	Annual Rent

Year 1	$22.00	$44,529.83	$534,358.00
Year 2	$22.66	$45,865.73	$550,388.74
Year 3	$23.34	$47,242.11	$566,905.26
Year 4	$24.04	$48,658.96	$583,907.56
Year 5	$24.76	$50,116.30	$601,395.64
Year 6	$25.50	$51,614.13	$619,369.50
Year 7 (4 months)	$26.27	$53,172.67	$212,690.68

     For the purposes of this Section IV, the term “Lease Year” shall mean the twelve (12) month period commencing upon the Commencement Date, plus the remaining portion of any unexpired calendar month at the end of the first Lease Year, and each successive twelve (12) month period during the term hereof.

     The Rent shall be paid in equal installments of one-twelfth (1/12) of the annual Rent in advance on the first day of each calendar month.

     Tenant shall pay a proportionate share of such monthly installment for any fraction of a calendar month at the beginning or end of the term of this Lease.

     Tenant shall pay the Rent and Additional Rent (as hereinafter defined) without demand or notice and without deduction, abatement, counterclaim, or set-off, to the Landlord, Quince Orchard Nominee Trust, P.O. Box 18908, Newark, New Jersey 07191-8908, or at such other place as designated from time to time by Landlord in writing.

     In the event that the Rent is not paid when due, Landlord shall assess and Tenant shall pay a late charge in an amount equal to interest at the rate of one and one-half percent (1 ½%) per month on the unpaid balance from the date said Rent became due. All other charges which Tenant is required to pay in accordance with this Lease, together with all interest and penalties that may accrue thereon, shall be deemed to be “Additional Rent” and in the event of non-payment thereof by Tenant, Landlord shall have all the rights and remedies with respect thereto as would accrue to Landlord for non-payment of Rent.

     SECTION V. CONSTRUCTION AND PREPARATION OF THE PREMISES.

     (a)    Landlord’s Work. Landlord shall do the work, if any, shown on Exhibit B attached hereto and made a part hereof as the work on the part of Landlord in a good and workmanlike manner in accordance with all laws, rules, regulations and ordinances applicable thereto (herein referred to as “Landlord’s Work”). Landlord’s Work shall be done at Landlord’s expense except as otherwise provided on Exhibit B. To the extent practical, Landlord shall give advance notice to the Tenant of the approximate date upon which Landlord’s Work shall be “substantially completed”. “Substantial Completion” or “substantially completed” shall mean that Landlord’s Work has been completed, except for minor details of mechanical adjustment, decoration and finish which do not materially interfere with Tenant’s ability to use and occupy the Premises for the purposes permitted hereunder. If Substantial Completion of Landlord’s Work is delayed due to any act or omission of Tenant or Tenant’s representative, including, but not limited to, any delay by Tenant in the submission of plans, drawings, specifications or other information, or in approving any working drawings or estimates or in giving any authorization or approval, the Premises shall be deemed substantially completed on the date when they would have been ready but for such delay. The taking of possession of the Premises by Tenant shall be conclusive evidence of the acceptance of the Premises by Tenant and that the Premises are in good and satisfactory condition, in accordance with Landlord’s obligations hereunder.

     (b)    Tenant’s Work.

          (i) Tenant shall do the work, if any, shown on Exhibit B as the work on the part of the Tenant (herein referred to as “Tenant’s Work”), at its expense, and in a good and workmanlike manner in accordance with “Plans and Specifications” (as hereinafter defined) which have been prepared at Tenant’s expense and which have Landlord’s written approval prior to the commencement of Tenant’s Work, which approval shall not be unreasonably withheld, conditioned or delayed. Among other items, Landlord’s review of said Plans and Specifications may include potential impact on, and potential upgrades required to, base building systems. Landlord’s approval of Tenant’s Plans and Specifications, if given, shall not be deemed or construed as a representation by Landlord that said Plans and Specifications comply with applicable law, or are adequate or appropriate for Tenant’s requirements. Further, Landlord’s approval of Tenant’s Plans and Specifications, if given, may be conditioned upon Tenant payment for upgrades to base building systems required or necessitated by Tenant’s Work, or upon a requirement that all or a portion of the Premises be separately metered or check metered for water or electrical consumption, or upon such other reasonable conditions as Landlord may impose. Tenant shall furnish and install any and all necessary trade fixtures, equipment and other items necessary for the proper conduct of Tenant’s business. “Plans and Specifications”, as used in this Section V(b) and in Section XIII, shall mean documents and drawings sufficient for contract bidding and work completion, and shall include, but not be limited to, architectural, mechanical, electrical and plumbing plans. All of the foregoing work and all work Tenant may undertake pursuant to Section XIII of this Lease shall be done in accordance with all laws, rules, regulations and ordinances applicable thereto, including, if necessary, compliance with the Americans With Disabilities Act, as amended from time to time, and the acquisition by Tenant of a Building Permit from the municipal department having jurisdiction, if required. In no event shall Landlord be required to provide or install any trade fixtures or equipment.

     Tenant agrees to employ for any work it may do pursuant to Sections V(b) and XIII of this Lease, one or more responsible contractors, the identity of which has been reasonably approved by Landlord prior to the commencement of such work, whose labor will not unreasonably interfere with other labor working in and about the Building and Property and with suppliers of materials for use in construction in and about the Building and Property, and especially Tenant agrees that it will not do or permit to be done anything which would cause any labor difficulty in connection with any construction in and about the Building and Property.

     Tenant shall require all contractors employed by Tenant to carry Worker’s Compensation Insurance in accordance with statutory requirements and to carry Commercial General Liability Insurance and Automobile Liability Insurance covering such contractors in or about the Premises, Building and Property in amounts not less than Two Million Dollars ($2,000,000) combined single limits for property damage, for injury or death of more than one person in a single accident, and to submit certificates of insurance evidencing such coverage to Landlord prior to commencement of such work, which name Landlord as an additional insured thereunder as its interest may appear. Tenant agrees to indemnify and hold harmless Landlord and its management agent from all claims, actions, demands and causes of actions occasioned by Tenant’s contractors being on or about the Premises, the Building, or the Property, and from Tenant’s contractors performing work in the Premises, including, but not limited to, any claims, actions, demands or causes of action asserted by any other tenants in the Building against Landlord as a result of breach of covenant of quiet enjoyment.

     All contractors, subcontractors, mechanics, laborers, materialmen, and others who perform any work, labor or services, or furnish any materials, or otherwise participate in the improvement of the Premises, shall be and are hereby given notice that Tenant is not authorized to subject Landlord’s interest in the Premises, Building or Property to any claim for mechanics’, laborers’ and materialmen’s liens, and all persons dealing directly or indirectly with Tenant may not look to the Premises, Building or Property as security for payment. Tenant shall save Landlord harmless, and will exonerate and indemnify Landlord from and against all expenses, liens, claims or damages to either property or person which may or might arise by reason of the making of any such additions, improvements, alterations and/or installations by or on behalf of Tenant.

          (ii) Improvements Allowance. The actual costs of design, permitting and construction of Tenant’s Work shall be referred to hereinafter as the “Leasehold Improvements Costs”. Landlord hereby agrees to grant to Tenant an allowance in an amount equal to the product of (a) Seven and 50/100 Dollars ($7.50) and (b) the number of rentable square feet of the Premises (the “Improvement Allowance”), to be applied toward the Leasehold Improvements Costs. Tenant may draw funds from the Improvement Allowance in three (3) equal installments upon the execution of this Lease, June 1, 2003 and January 31, 2004, to pay architectural, engineering, and construction costs incurred by Tenant with respect to leasehold improvements in and to the Premises.

     Tenant shall furnish a written requisition, in order to obtain release of any portion of the Improvement Allowance, which requisition shall be accompanied by appropriate invoices and lien releases and other documentation reasonably requested by Landlord, from the architect, engineer, general contractor, all subcontractors, and all suppliers of materials, as applicable, for whom payment is sought in said requisition. To the extent that Tenant’s employees perform the Tenant’s Work, Tenant may be reimbursed for the reasonable costs of such work up to a maximum of $10,000 of the Improvement Allowance; provided that, Landlord is able to, and does, verify that such work has been completed. Landlord shall pay to Tenant the amount of such requisition(s) (up to the amount of the Improvement Allowance) within thirty (30) days of receipt and approval of Tenant’s written requisition. Tenant’s requisitions shall be accompanied by final lien waivers from the contractor, and all subcontractors and suppliers of materials, and shall include a copy of Certificate of Occupancy if required relative to such Tenant’s Work. Tenant acknowledges that the Improvement Allowance (or portions thereof) may be financed by Landlord, and Tenant shall comply with the reasonable requirements imposed by Landlord’s lender in connection with the design and construction of, and payment for, leasehold improvements to the Premises; provided that, if the Improvement Allowance is financed by Landlord such financing shall not result in any additional costs to Tenant.

     SECTION VI. BUILDING AND EQUIPMENT; TENANT’S CARE OF PREMISES.

     (a)    Landlord’s Obligations. Landlord shall keep in reasonably good condition and repair the structure and exterior of the Building, the roof, the elevator(s), if any, the plumbing and electrical systems, and the heating, ventilating and air conditioning systems servicing the Building and the Premises (except for such equipment and service lines installed by Tenant and except as otherwise provided in Section VIII), and the exterior parking area(s) serving the Building. The Landlord shall comply with applicable governmental rules, regulations, laws and ordinances affecting the Building, unless the violation is caused by Tenant or Tenant’s use of the Premises, or by any other tenant in the Building. The Landlord shall keep the sidewalks, common corridors, stairways, elevator(s), if any, and all other means of ingress and egress for the Premises and all public portions of the Building in reasonably good condition and in a reasonably clean and safe condition. Landlord reserves the right to interrupt, curtail, stop and suspend the furnishing of any services and operation of the plumbing and electrical, heating, ventilating, and air conditioning systems, and elevator(s), if any, when necessary, by reason of accident or emergency or for repairs, alterations, replacements or improvements, which may become necessary or when it cannot secure supplies or labor or by reason of any other cause beyond its control, without liability or any abatement of Rent or Additional Rent being due thereby.

     (b)  Tenant’s Obligations. Tenant shall maintain the Premises including all mechanical, electrical, non-Building standing lighting and plumbing systems installed by Tenant within the Premises or servicing the Premises exclusively (whether or not installed by Tenant), all partitions, walls (other than the structure of load bearing walls), floor coverings within the Premises, doors, loading dock(s) and glass within the Premises (other than exterior windows), and all other portions thereof substantially in the same condition each of the same were in at the time of the delivery thereof to Tenant, but in all events in reasonably good and tenantable working order, condition and repair, and will maintain, repair and replace the same when necessary so as to comply with the foregoing, except only for reasonable wear and tear and damage due to casualty for which and to the extent Landlord is required to purchase casualty insurance as provided in this Lease, and so as to comply with applicable laws.

     SECTION VII. FLOOR LOAD, HEAVY MACHINERY. Tenant shall not place a load upon any floor of the Premises exceeding 100 pounds per square foot or the floor load which is allowed by law. Landlord reserves the right to prescribe the position of all file cabinets, business machinery and mechanical equipment (including safes) which Tenant may place in the Premises. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to prevent transmission of noise and vibration to any other part of the Building in which the Premises are located. Any moving of any machinery and/or equipment into, out of, or within the Premises shall be done only with the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, and shall be at the sole risk and hazard of Tenant, and Tenant will indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. In the event riggers shall be required to accomplish such moving, only persons holding a Master Rigger’s License shall perform the work. Tenant shall not in any way break, cut into, or damage the exterior perimeter walls or insulating panels of the Building in installing, ventilating or exhausting its equipment or in any other manner.

     As of the Commencement Date, Landlord represents that the floor load placed on the floors in the Premises by Tenant does not exceed the floor load limitations set forth in this Section VII.

     SECTION VIII. SERVICES. Landlord shall provide:

     (a)  Access to the Building from the lobby Monday through Friday, excepting legal holidays in Maryland, hereinafter referred to as “business days”, during normal business hours. Legal holidays in Maryland are shown on Exhibit C attached hereto. Normal business hours shall mean Monday through Friday, 8:00 AM to 6:00 PM, holidays excepted. At all other times Landlord shall provide limited access to the

Building in accordance with such Building standard entry system as shall from time to time be in effect. The Landlord reserves the right to alter the Building standard entry system from time to time as it sees fit.

     (b)  Use, in common with others, of all elevator facilities, subject to such reasonable rules and regulations as Landlord may prescribe.

     (c)  Building Standard heat and air conditioning during normal business hours and on Saturdays 9:00 AM to 1:00 PM which is reasonably required for reasonably comfortable occupation of the Premises, under normal business operation at an occupancy of not more than one person per 175 square feet of Net Rentable Area and an electrical load not exceeding 5 watts per square foot of Net Rentable Area, subject to all governmental laws, regulations or restrictions now or hereafter in force pertaining to the furnishing or use of such heat and air conditioning. Landlord shall provide heat and air conditioning to Tenant at other than normal business hours, provided that Tenant pays Landlord its reasonable charges for supplying the same. At the commencement of the term of this Lease, Landlord’s charge for supplying heat and air conditioning to Tenant at other than normal business hours is $25.00 (which amount may be increased by Landlord at a rate of 3% per Lease Year) per hour per zone. Landlord reserves the right to reasonably increase this charge from time to time throughout the term of this Lease upon prior written notice to Tenant. Tenant shall not introduce into the Premises personnel or equipment which overloads the capacity of the Building systems or in any other way unreasonably interferes with any system’s ability to perform adequately its proper functions; provided, however, if Tenant violates the foregoing, Landlord may, at its option, elect to provide supplementary systems or otherwise take steps to cure such violation, at Tenant’s sole cost and expense in all respects including, without limitation, system installation (and removal) and continuing costs of operation.

     (d)  Cause the Premises to be kept reasonably clean as hereinafter described, provided the Premises are kept in order by Tenant. The cleaning services provided hereunder are limited to those set forth on Exhibit D attached hereto and made a part hereof which sets forth the scope of the cleaning services. The cleaning services shall be provided only Monday through Friday, legal holidays excepted. Notwithstanding the foregoing, at no time and under no circumstances shall Landlord have any responsibility for the storage or removal of any “medical waste”, “infectious waste”, “hazardous medical waste”, “hazardous waste”, as such terms may from time to time be defined in such municipal, state and federal statutes, laws, ordinances, rules and regulations as may apply to Tenant or to the Premises demised to Tenant because of the business, profession or activity carried on in the Premises by Tenant, Tenant’s servants, agents, employees, invitees or anyone claiming by, through or under Tenant.

     (e)  Hot and cold running water, toilet paper, paper towels and hand soap for common area wash rooms and lavatories.

     (f)  Electricity for normal lighting of main lobby, elevator(s), if any, and stairways.

     As of the Commencement Date, Landlord represents that Tenant’s existing use of electricity does not exceed the electrical use limitations set forth in this Section VIII.

     SECTION IX. UTILITIES. To the extent separately metered to the Premises, Tenant shall pay directly for all utilities furnished to the Premises by any supplier, which may include water and sewer charges, electricity, gas, and telephone services, and charges associated with the heating, ventilating and air conditioning units serving the Premises. The listing of any utility service in the previous sentence shall not constitute a representation that such utility service is available to the Premises.

     (a)  Demand and Usage. To the extent not separately metered to the Premises, Landlord shall supply electricity, as supplied to Landlord by the electric utility, to the Premises to meet a demand requirement (utilizing the demand measurement standards established by the supplying utility under the rate applicable to Landlord) not to exceed 4.0 watts per square foot of Net Rentable Area for Premises’ lighting and convenience outlets. Tenant agrees Tenant’s use of the Premises shall not exceed such requirements or any limits from time to time established under applicable laws or regulations, or regulations of the utility provider(s). If the cost of Tenant’s electricity consumption exceeds the consumption standard set forth in subsection (b) below, Tenant shall pay the cost of such excess electricity usage when billed therefor by Landlord.

     (b)  Consumption. Landlord’s supply of electricity shall allow for a rate of consumption by Tenant of 5.0 watts per square foot of Net Rentable Area, multiplied by sixty (60) hours of consumption per week.

     (c)  Survey. From time to time during the term of this Lease or any extension thereof, Landlord shall have the right to have an electrical consultant selected by Landlord make a survey of Tenant’s electrical usage, the result of which survey shall be conclusive and binding upon Landlord and Tenant, provided Landlord shall not perform any such survey more than two (2) times in any calendar year. If such survey shows that the cost of Tenant’s consumption of electricity exceeds the consumption standard set forth in subsection (b) above, then, upon demand and in addition to any other rights Landlord may have hereunder, Tenant shall reimburse Landlord, as part of Tenant’s Additional Rent, for the cost of such survey and the cost, as determined by such consultant, of electricity usage or demand in excess of such consumption standard.

     SECTION X. ADDITIONAL RENT AND ESCALATION.

     (a)  Additional Rent/Taxes. In addition to the Rent set forth in Section IV of this Lease and as part of the Rent due pursuant to the provisions of this Lease, Tenant shall pay Landlord as Additional Rent the Tax Excess as set forth in this Section X. For the purposes of this Section X, the following words and terms shall have the following meaning

          (1) “Taxes” shall mean the real estate taxes and assessments imposed upon Landlord with respect to the parcel of land, with improvements thereon, on which the Building is located, or which is allocated or allocable to the Building, hereinafter “Taxable Parcel”, commonly known as 704 Quince Orchard Road, Gaithersburg, Maryland, as such parcel is defined in the records of the Assessor’s Office of Montgomery County on January 1, 2003, even if the designation of such parcel is changed from time to time, including all structures located thereon, and any and all other taxes, levies, betterments, assessments and charges arising from the ownership and/or operation of said Taxable Parcel, and all the structures located thereon which are or shall be imposed by a National, State or Municipal or other authorities which are or may become a lien upon Landlord or said Taxable Parcel, but excluding any fee or penalty levied on Landlord for late payment thereof. If, or to the extent that, due to a future change in the method of taxation any franchise, income, profit or other tax or charge shall be levied against Landlord or said Taxable Parcel in substitution or in lieu of any amount which would otherwise constitute “Taxes” hereunder, such franchise, income, profit or other tax or charge shall be deemed to constitute “Taxes” for the purposes hereof. It is recognized and agreed by Landlord and Tenant that it is their intention by this paragraph to include in “Taxes” that which in fiscal tax year 2003 was commonly known in the County of Montgomery as “real estate taxes”, including that portion covered by the school tax rate, and any type of tax or assessment which may, throughout the term hereof be substituted, in whole or in part therefore. If, in any fiscal tax year after the fiscal tax year 2003, the City of Gaithersburg or Montgomery County, or any of its departments, shall require Landlord to pay for any service which during the fiscal tax year 2003 was provided by Montgomery County or by said City of Gaithersburg or any of their respective departments without requiring payment by Landlord, then all such payments due on account of services rendered during any fiscal tax year after the fiscal tax year 2003 shall, for purposes of this Section X(a)(1) be considered and treated as real estate taxes for the fiscal tax year for which such payments are due. Without in any way limiting the generality of the preceding sentence some of the services for which Montgomery County or the City of Gaithersburg or any of their respective departments might require payment are: police protection, fire protection, public schools, library services, park services, building inspections. Water and sewer use charges are covered elsewhere in this Lease and the same shall not enter into the calculations made under this Section X(a).

          (2) “Tax Base” shall mean the Taxes for the fiscal tax year 2003, commencing July 1, 2002 and terminating June 30, 2003 as abated, if abated.

          (3) “Tenant’s Proportionate Share for Taxes” shall be 31.57 percent (31.57%). In the event that the Building is enlarged or diminished so as to increase or decrease the Net Rentable Area of the Building, Tenant’s Proportionate Share for Taxes shall be adjusted to reflect accurately the portion of the Net Rentable Area of the Building leased to Tenant.

          (4) “Tax Year” shall mean the twelve-month period commencing July 1, 2002, and each twelve-month period commencing on an anniversary of said date during the term of the Lease.

          (5) “Tax Excess” shall mean the amount, in any Tax Year by which the Taxes for said year exceed the Tax Base, multiplied by Tenant’s Proportionate Share for Taxes.

          (6) “Tax Excess Statement” shall mean a statement setting forth in reasonable detail the amount payable by Tenant as Tax Excess for said Tax Year.

          Landlord may, at its sole discretion, bill Tenant monthly, quarterly, semi-annually or annually for such Tax Excess. Any bill for a month, quarter or half-year may be rendered on an estimated basis, in which event the estimate shall be based upon the actual Taxes for such period during the immediately preceding Tax Year increased by Landlord’s reasonable estimate of what the Taxes for such period during the current Tax Year shall be. If Landlord shall render a monthly, quarterly or semi-annual bill on account of any Tax Year, then within one hundred eighty (180) days after the close of such Tax Year, Landlord shall render an annual bill for such Tax Year which annual bill shall make appropriate adjustment as may be necessary to reflect actual Taxes during that Tax Year, including, without limitation, any refund as may be due to Tenant, to be taken as a credit against future payments of Additional Rent due hereunder.

          Any bills for Tax Excess shall be due at the same time and in the same manner as the next monthly installment of Rent is due pursuant to Section IV of this Lease, or if the term of this Lease has terminated or expired, within twenty (20) days after receipt of such bill.

          Appropriate credit against Tax Excess shall be given for any refund obtained by reason of a reduction in any Taxes by the courts or other governmental agency responsible therefor. The original computation of Tax Excess, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under the provisions of this Section X(a) shall be based on the original assessed valuations with adjustments to be made at a later date when the tax refund, if any, shall be paid to Landlord by the taxing authority. Expenditures for reasonable legal fees and for other similar or dissimilar reasonable expenses incurred in obtaining the tax refund shall be charged against the tax refund before the adjustments are made for the Tax Year. In no event shall Tenant be entitled to receive a credit against Tax Excess for any Tax Year in an amount greater than Tenant’s share of the Tax Excess for such Tax Year.

          (7) If the Commencement Date or the Termination Date occurs in the middle of a Tax Year, Tenant shall be liable for only that portion of the Tax Excess in respect of said Tax Year represented by a fraction, the numerator of which is the number of days of the herein term which falls within said Tax Year, and the denominator of which is three hundred sixty-five (365).

          (8) In the event the first day of the Tax Year in the County of Montgomery should be changed after the Commencement Date to a day other than July 1 so as to change the twelve (12) month period comprising the Tax Year, in determining Tenant’s Tax Excess with respect to Taxes payable for the period between July 1 and such changed first day of the Tax Year, Tenant’s Tax Excess shall be multiplied by a fraction, the numerator of which shall be the number of days elapsing during such period, and the denominator of which shall be three hundred sixty-five (365).

          (9) In the event of any taking of the Building or Property whereby this Lease shall not terminate under the provisions of Section XVI, then for the purposes of determining Tax Excess, in the event the valuation of the Taxable Parcel is lowered to reflect the taking, the Tax Base shall be lowered proportionately in relation to the reduced valuation. In the event the taking includes a portion of the Premises or the Building of which it is a part, Tenant’s Proportionate Share shall be adjusted pro-rata to reflect the proportion of the Premises and/or Building remaining after such taking.

             (10)  Any obligation under this Section X(a) of Tenant which shall not have been paid at the expiration of the term of this Lease shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

     (b)  Additional Rent/Operating Costs. In addition to the Rent set forth in Section IV of this Lease and as part of the Rent due pursuant to the provisions of this Lease, Tenant shall pay Landlord as Additional Rent the Operating Cost Excess as set forth in this Section X(b). For the purposes of this Section X(b), the following words and terms shall have the following meaning:

          1. “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by the Landlord, whether directly or by allocation, in the operation, management, repair, cleaning and maintenance of the Building, Property, related equipment and facilities and appurtenant parking and landscaped areas, if any, heating and cooling equipment, including but not limited to the following:

               (a) All costs for fire, extended coverage, casualty, liability, worker’s compensation, rental interruption insurance, and all other bonds and insurance as may be required by the holder or guarantor of the mortgage upon the Building in which the Premises are located, or otherwise reasonably required.

               (b) Water and sewer charges.

               (c) Fuel charges, except to the extent that the same are separately metered or apportioned to tenants.

               (d) Heating, ventilating and air conditioning equipment and filter service contracts.

               (e) Rubbish removal.

               (f) Electricity charges except to the extent that the same are separately metered or apportioned to tenants, including without limitation, the cost of electric current for the operation of elevator(s), if any, and public lights inside and outside the Building, and the parking area(s), if any.

               (g) Security service equipment contracts, if any.

               (h) Exterminating services and contracts.

               (i) Wages including all fringe benefits, federal and state payroll, unemployment and old age taxes paid by Landlord on account of all employees who are employed in, about or on account of the Property, Building or other improvements of which the Premises are a part. Employees shall include administrative and overhead personnel.

               (j) The cost of labor and materials used in cleaning the Building, surrounding areaways and windows in the Building, and the parking area(s), if any.

               (k) Supplies.

               (l) Elevator service contracts, if any.

               (m) All costs for permits and fees, except those associated with work undertaken solely for an individual tenant.

               (n) The cost of any capital improvements or additions made to the Building and the parking area(s), if any, after the commencement of the term of this Lease, such cost thereof to be amortized over such improvement’s or addition’s useful life together with interest on the unamortized balance at the rate of two percent (2%) above the prime rate from time to time charged by FleetBoston, N.A., or its successor, or such higher rate as may be paid by Landlord for funds borrowed to construct said capital improvements or additions, it being agreed that in each Lease Year there shall be included in Operating Costs only such years allocable share of the amortization and interest described in this Section X(b)(1)(n).

               (o) All management fees paid for the manager of the Building, and all asset management fees.

               (p) All fees, dues, assessments or charges with respect to the Building and/or Property, on account of any existing or future business improvement district, or similar association or designation affecting the Building and/or Property.

          2. The following shall be excluded from Operating Costs:

               (a) capital improvements and expenses for work that Landlord performs for specific tenants;

               (b) interest and amortization of funds borrowed by Landlord, whether secured or unsecured;

               (c) leasing commissions incurred in procuring tenants for the Building or the Property;

               (d) incomes taxes, excess profits taxes, franchise taxes or other such taxes imposed on or measured by the net income of Landlord from the operation of the Building or the Property;

               (e) costs incurred by Landlord for the repair of damage to the Building or the Property to the extent that Landlord is reimbursed for same by insurance proceeds;

               (f) advertising and promotion costs;

               (g) costs of work or services performed exclusively for other tenants;

               (h) amounts paid to any partner, trustee, shareholder, officer or director of Landlord for salary or other compensation, except to the extent included in any management fee;

               (i) Landlord’s general overhead expenses (which shall not be deemed to include expenses incurred in the operation of the management office and related facilities serving the Building or the Property);

               (j) costs of repairs incurred by reason of condemnation, to the extent Landlord receives compensation therefor through condemnation or similar awards;

               (k) fines or penalties for Landlord’s violation of laws that were not caused by any act or omission of Tenant.

          “Operating Cost Base” shall mean the actual Operating Costs for the calendar year 2003. If and to the extent the Building is less than fully occupied during the Operating Cost Base Year, then those Operating Costs which are variable based upon occupancy levels shall be equitably adjusted to reflect the Operating Costs which would have been incurred had the Building been fully occupied during such Operating Cost Base Year.

          (3) “Computation Year” shall mean each calendar year beginning with the calendar year 2003.

          (4) “Tenant’s Proportionate Share for Operating Costs” shall be 31.57 percent (31.57%). In the event that the Building is enlarged or diminished so as to increase or decrease the Net Rentable Area of the Building, Tenant’s Proportionate Share for Operating Costs shall be adjusted to reflect accurately the portion of the Net Rentable Area of the Building leased to Tenant.

          (5) “Operating Cost Excess” shall mean the amount, in any Computation Year by which the Operating Costs for said year exceed the Operating Cost Base, multiplied by Tenant’s Proportionate Share for Operating Costs. If and to the extent that the Building is less than fully occupied during any Computation Year, then those Operating Costs which are variable based upon occupancy levels shall be equitably adjusted to reflect the Operating Costs which would have been incurred had the Building been fully occupied during such Computation Year.

          (6) “Operating Cost Excess Statement” shall mean a statement setting forth in reasonable detail the amount payable by Tenant as Operating Cost Excess for the Computation Year.

          Landlord may, at its sole discretion, bill Tenant monthly, quarterly, semi-annually or annually for Operating Cost Excess. Any bill for a month, quarter or half-year may be rendered on an estimated basis, in which event the estimate shall be the actual cost of the item for the immediately preceding year increased by Landlord’s reasonable estimate of what the increase for the current year shall be. Any estimated bill need not include all of the items mentioned in Section X(b). Any annual bill shall be rendered on the basis of actual costs only. If Landlord shall render a monthly, quarterly or semi-annual bill on account of any calendar year, then within one hundred eighty (180) days after the close of such calendar year, Landlord shall render an annual bill for such year which annual bill shall make all adjustments as may be necessary to reflect actual changes during that year including, without limitation, any refund as may be due to Tenant, to be taken as a credit against future payments of Additional Rent due hereunder. All bills for Operating Cost Excess shall be due at the same time and in the same manner as the next monthly installment of Rent is due pursuant to Section IV of this Lease, or if the term of this Lease has terminated or expired, within twenty (20) days of receipt of such bill.

          (7) If the Commencement Date or the Termination Date of the Lease occurs in the middle of a Computation Year, Tenant shall be liable for only that portion of the Operating Cost Excess in respect of such Computation Year represented by a fraction, the numerator of which is the number of days of the herein term which falls within the Computation Year, and the denominator of which is three hundred sixty-five (365).

          (8) In the event of any taking of the Building or Property whereby this Lease shall not terminate under the provisions of Section XVI, then for the purpose of determining Operating Cost Excess, the Operating Cost Base shall be adjusted pro-rata to reflect the proportion of the Premises and/or Property remaining after such taking.

          (9) Any obligation under this Section X(b) of Tenant which shall not have been paid at the expiration of the term of this Lease shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

          Tenant shall have the right, but exercisable no more then once during any calendar year, and only if Tenant gives Landlord written notice therefor within ninety (90) days of receipt of an annual bill, to review the books and records which document the Operating Cost Excess for said Computation Year. Any such review by Tenant shall take place at the offices where such records are kept by Landlord, and shall be at Tenant’s sole cost and expense. In the event Tenant’s review of the Operating Cost Excess for said Computation Year establishes an overcharge in Operating Cost Excess paid by Tenant, Landlord shall forthwith refund said overcharge to Tenant. In the event Tenant’s review of the Operating Cost Excess for said Computation Year establishes an undercharge in Operating Cost Excess paid by Tenant, Tenant shall forthwith pay the difference between the billed Operating Cost Excess and the actual Operating Cost Excess to Landlord.

     SECTION XI. REMOVAL OF GOODS AND TENANT’S REPAIRS. At the expiration or sooner termination of this Lease, Tenant will remove its goods and effects (except as elsewhere provided herein) and will peaceably yield up to the Landlord the Premises in substantially the same order and condition as when delivered to it, excepting ordinary wear and tear (which shall not be deemed to include holes in walls or floors or special wiring caused by installation of Tenant’s fixtures or equipment), repairs required to be made by Landlord and damage by fire or casualty not caused by Tenant.

     The Tenant shall be responsible for all damages or injury to the Premises, fixtures, appurtenances and equipment of Landlord, and to the Building and the Property, caused by Tenant’s installation or removal of furniture, fixtures or equipment.

     SECTION XII. SALES TAX. In the event that any sales tax shall be levied by the State of Maryland, or the County of Montgomery, or the City of Gaithersburg, or any other authority having jurisdiction, upon the Rent and/or the Additional Rent received by Landlord from Tenant, the exact amount of such tax shall be paid by Tenant to Landlord at the same time each installment of Rent and/or Additional Rent is paid to the Landlord.

     SECTION XIII. IMPROVEMENTS AND ALTERATIONS. The Tenant may place such partitions, fixtures, (including light fixtures), personal property, machinery and the like (subject to Section VII) in the Premises and may make, at its own expense, such improvements and alterations pursuant to plans and specifications as have the prior written approval of Landlord in each instance (in Landlord’s reasonable discretion provided that all work done by Tenant in the Premises shall be done in accordance with all zoning, building, fire and other codes applicable thereto. All fixtures, equipment, improvements and appurtenances paid for by Tenant and attached to or built into the Premises prior to or during the term of this Lease shall be and remain part of the Premises as of the end of the term of this Lease unless at the time Landlord approves such installation, Landlord’s approval is conditioned in writing upon removal, in which event Tenant shall remove all such items at the end of the term of this Lease at its sole cost and expense. In the case of damage or destruction of such items during the term of this Lease, Tenant shall have the right to recover its loss from any insurance company with which it has insured the same, notwithstanding that any of such things might be considered part of the Premises at the end of the term of this Lease. Landlord shall not require removal of pipes, wires and the like from the walls, ceilings or floors, provided that the Tenant properly cuts, caps and disconnects such pipes and wires and seals them off in a safe and lawful manner flush with the applicable wall, floor or ceiling and redecorates the area consistent with the remainder of the Premises. Tenant shall be responsible for any damage to the Building caused by the malfunction of its equipment or the removal of its property as aforesaid.

     SECTION XIV. INSPECTION. The Landlord and any mortgagee of the Building or of the Building and Property, or of Landlord’s interest therein, and their representatives, shall have the right at all times to enter the Premises during business hours and upon reasonable notice to Tenant, except in the event of an emergency, to inspect the same and to make repairs or replacements therein as required by this Lease and to introduce conduits and pipes or ducts; provided, however, that the Landlord shall use reasonable effort not to unreasonably interfere with or disturb the Tenant’s use and occupancy.

     SECTION XV. CASUALTY. If the Premises, the Building or Property shall be damaged or destroyed by fire or other casualty insurable under standard coverage insurance to the extent of less than twenty-five percent (25%) of the reasonable replacement value thereof at the time of such damage or destruction, Landlord shall, except as otherwise provided herein, repair and/or rebuild the same with reasonable diligence. Tenant shall repair or restore with due diligence all trade fixtures, equipment and other installations theretofore installed by Tenant to the extent of Tenant’s obligations as set forth in Exhibit B and damaged or destroyed by such fire or casualty. If the Premises or the Building shall be damaged or destroyed to the extent of twenty-five percent (25%) or more of the reasonable replacement value thereof at the time of such damage or destruction, or shall be damaged or destroyed as a result of a risk which is not covered by insurance, or shall be damaged or destroyed to any extent by any cause in the last three (3) years of the then current term of this Lease (unless Tenant shall have exercised prior to the date of said fire or other casualty any remaining option to extend the term of this Lease), or if the Property (whether or not including the Premises or the Building) should be damaged or destroyed to the extent of twenty-five percent (25%) or more of the reasonable replacement value thereof at the time of such damage or destruction, the Landlord may at its sole election restore or rebuild the Premises, the Building or the Property, as the case may be, or terminate this Lease.

     In any instance where Landlord shall have an election to terminate this Lease by reason of such damage or destruction, it shall give Tenant notice of its election within sixty (60) days after such damage or destruction, and in such event, if Landlord shall elect to restore or rebuild, Landlord shall proceed to do so, with reasonable diligence and Tenant shall replace or restore with reasonable diligence all trade fixtures, equipment and other installations theretofore installed by Tenant and damaged or destroyed by such fire or other casualty. Landlord’s obligation hereunder shall be to restore or rebuild to no greater extent than its obligations in connection with the original construction as set forth in Exhibit B and shall also be subject to zoning and building laws then applicable to the Premises. Further, Landlord’s obligation hereunder shall be limited to the proceeds received and retained by Landlord (net of any amounts required to be paid to Landlord’s mortgagee) under the insurance policy which is allocable to the Premises, and Landlord shall not be obligated to commence such repairs and/or rebuilding until such insurance proceeds are released to Landlord. Landlord shall not be liable for delays in the making of any such repairs which are due to governmental regulations, casualties, and strikes, unavailability of labor and materials, and other causes beyond the reasonable control of Landlord; nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to that business of Tenant resulting from reasonable delays in the making of any such repairs. Tenant shall, during any period of reconstruction or repair of the Premises, the Building and/or of the Property, continue the operation of its business in the Premises to the extent reasonably practicable. If the Premises, or any part thereof, or the Building shall be damaged or destroyed by fire or other casualty not caused by the negligence or act of Tenant (irrespective of the time when such damage or destruction shall occur, and irrespective of whether or not Landlord shall be insured against the perils causing same), and if as a result thereof the Premises shall be rendered untenantable to an extent which would reasonably require the Tenant to curtail a part of its business operation, then a just proportion of the Rent reserved hereunder shall be suspended or abated according to the extent to which Tenant may be reasonably required to discontinue its business in the Premises until the work of restoration to be done by Landlord as aforesaid shall be substantially completed.

     In the event Landlord elects to terminate this Lease pursuant hereto, the effective termination date shall be not less than thirty (30) days after the date on which a termination notice is received by Tenant, this Lease and the term hereof shall expire as of such effective termination date, and the yearly Rent and Additional Rent shall be apportioned as of such date; further, if the Premises or any part thereof shall have been rendered unfit for use and occupation by reason of such damage, the yearly Rent and Additional Rent for the period from the date of the fire or other casualty to the effective termination date, or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been rendered unfit, shall be abated.

     Notwithstanding any provision of this Section XV to the contrary, (I) in case the Building is so damaged by such fire or other casualty that Landlord’s architect shall make a written determination within thirty (30) days of such fire or other casualty that substantial repair or reconstruction of the Building can reasonably be expected to require more than nine (9) months from the date the work begins, then, whether or not the Premises shall have been damaged by such fire or other casualty, this Lease and the term hereof may be terminated at the election of Landlord or Tenant by a notice in writing of its election so to terminate which shall be given to the other party within sixty (60) days following such fire or other casualty, the effective termination date of which shall be not less then thirty (30) days after the date on which such termination notice is received; and (II) In the event Landlord shall have not completed the repairs or restoration to the Premises and the means of access thereto to a tenantable condition as required hereunder in the event of a fire or other casualty, within nine (9) months of the date of such fire or other casualty, Tenant shall have the right to terminate this lease by a notice in writing of its election so to terminate which shall be given to Landlord within fifteen (15) days following the expiration of said nine (9) month period, the effective termination date of which shall be thirty (30) days after the date on which such termination notice is received. Tenant’s failure to deliver any notice of termination within the time period set forth in this Section XV for such notice shall render any such notice void and of no force or effect.

     SECTION XVI. EMINENT DOMAIN. If the whole of the Premises, the Building, or the Property shall be taken by condemnation or rights of eminent domain (the words “condemnation” and “eminent domain” as used herein to include purchase in lieu thereof) hereinafter collectively referred to as “taking”, then the term of this Lease shall cease as of the date of the vesting of title or as of the day possession shall be taken thereunder, whichever is earlier. If twenty-five percent (25%) or more of the Property shall be taken (whether or not the Building or the Premises is within said twenty-five percent (25%)) or if twenty-five percent (25%) or more of the Premises or twenty-five percent (25%) or more of the Building shall be taken, Landlord shall be entitled to terminate this Lease effective as of the day of vesting of title or as of the day possession shall be taken thereunder, whichever Landlord shall elect, by giving Tenant notice of its election within sixty (60) days of such vesting of title or taking of possession; but if Landlord does not elect to so terminate this Lease, it shall with due diligence restore the Premises and/or the Building and/or the Property to an architectural unit as nearly like its condition prior to such taking as shall be practical. If forty percent (40%) or more of the Premises shall be taken, or if forty percent (40%) or more of the Building of which the Premises are a part shall be taken, including in such taking some portion of the Premises, Tenant shall be entitled to terminate this

Lease by giving notice to Landlord to that effect within sixty (60) days following the taking of possession of the Premises, in which event this Lease and the term hereof shall cease and terminate as of the end of the calendar month in which such notice shall be given. If this Lease is not terminated as hereinbefore provided, either by Landlord or Tenant, all of the provisions hereof shall continue in effect, but in case there shall be a reduction of the net rentable area of the Premises by reason of such taking, the Rent and Additional Rent shall be equitably abated to the extent of the reduction of the net rentable area of the Premises from the time possession shall be taken for the balance of the term of this Lease.

     During the restoration work to be done by Landlord, if any, a just proportion of the Rent and Additional Rent herein reserved shall be suspended or abated according to the extent of the reduction of the Net Rentable Area. Tenant shall during any period of such work continue the operation of the business in the Premises to the extent reasonably practicable. In the event of restoration, Landlord’s obligation to restore shall be limited to the obligations of Landlord in connection with the original construction as set forth on Exhibit B and limited to the extent of the damages awarded for the taking and released to Landlord (net of any amounts required to be paid to Landlord’s mortgagee). Landlord’s obligations shall be subject to zoning and building laws then applicable to the Premises. Tenant shall repair or restore all trade fixtures or equipment and other installations theretofore installed by Tenant. All damages awarded for any taking, whether for the whole or a part of the Premises, the Building, or the balance of the Property, or otherwise, shall belong to and be the property of Landlord whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee or otherwise; provided, however, that Tenant shall be entitled to receive and retain any amounts which may be specifically awarded to it by reason of the loss of its trade fixtures or furniture. Tenant shall have the right to prosecute any claim for its relocation or moving expenses.

     SECTION XVII. INDEMNIFICATION. Except to the extent caused by or resulting from Landlord’s gross negligence or intentional misconduct, Tenant shall save Landlord harmless, and will exonerate and indemnify Landlord from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm or public authority:

     (a)     on account of or based upon any injury to person, or loss of or damage to property, sustained or occurring on the Premises on account of or based upon the act, omission, fault, or neglect of Tenant, its servants, agents, employees, licensees, invitees and guests;

     (b)     on account of or based upon any injury to person or loss of or damage to property, sustained or occurring elsewhere (other than on the Premises) in or about the Building and Property (and, in particular, without limiting the generality of the foregoing, on or about the elevator(s), if any, stairways, public corridors, sidewalks, concourses, arcades, approaches, areaways, roof, parking area(s), if any, or other appurtenances and facilities used in connection with the Property, Building or Premises) arising out of the use or occupancy of the Building, Premises or Property by the Tenant or by any person claiming by, through or under Tenant; and in addition to and not in limitation of either of the foregoing subsections (a) or (b)

     (c)     on account of or based upon (including monies due on account of) any work or things whatsoever done (other than by Landlord or its contractors, or agents or employees of either) in or about the Premises, the Building and/or Property by or on behalf of Tenant during the term of this Lease and during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises, and during the period of time, if any, after the Termination Date that Tenant may have been given access to the Premises or may have held over in occupancy of the Premises, or any portion thereof; and, in respect of any of the foregoing, from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, or any action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall, at Tenant’s expense, resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord, it being agreed that such counsel as may act for insurance underwriters of Tenant engaged in such defense shall be deemed satisfactory.

     SECTION XVIII. PROPERTY OF TENANT. In addition to and not in limitation of other provisions of this Lease, Tenant covenants and agrees that all of its merchandise, furniture and property of every kind, nature and description which may be in or upon the Premises, Building, or Property, in the public corridors, or on the sidewalks, areaways, and approaches thereto, or parking area(s), if any, before, during or after the term of this Lease, shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed by any cause whatsoever, no part of said damage or loss shall be charged to or borne by Landlord. Tenant shall, at Tenant’s expense, obtain and keep in force “all risk” property insurance covering Tenant against damage to or loss of any personal property, fixtures and equipment of Tenant, and provide for waiver of subrogation by Tenant’s insurer against Landlord and coverage for the full replacement cost of such property.

     SECTION XIX. INJURY AND DAMAGE. Except to the extent caused by or resulting from Landlord’s gross negligence or intentional misconduct, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow, or leaks from any part of the Building or parking area(s), if any, or from the pipes, appliances, or plumbing works or from the roof, street or subsurface or from any other place or from dampness or by any other cause of whatever nature, whether caused by other tenants or persons in the Building, or on the Property, or in any parking area(s), if any, or caused by operations in construction of any private, public or quasi-public work.

     SECTION XX. ASSIGNMENT, MORTGAGING, AND SUBLETTING. Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, and that neither the Premises, nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, or utilized for desk space or for mailing privileges, by anyone other than Tenant, or for any use or purpose other than as stated herein, or be sublet or offered or advertised for subletting, without the prior written consent of Landlord in each and every case, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained herein to the contrary, Tenant shall have no right (i) to advertise publicly to assign this lease or sublet its interest hereunder, (ii) to assign this lease or sublet its interest hereunder at more than twenty percent (20%) below market rental rates if the Building shall be less than fully occupied, or (iii) to assign this lease or sublet its interest hereunder to any individual or entity with whom Landlord is then negotiating to rent other space in the Building; provided that, the restrictions described in this sentence shall be of no force or effect during the last two (2) years of the term of this Lease. Not in limitation of the foregoing, Tenant’s request for Landlord’s consent to subletting or assignment shall be submitted in writing no later than forty-five (45) days in advance of the proposed effective date of such proposed assignment or sublease, which request shall be accompanied by the following information (such information shall be collectively referred to as the “Required Information”): (i) the name, current address and business of the proposed assignee or subtenant; (ii) the precise square footage and location of the portion of the Premises proposed to be so subleased or assigned; (iii) the effective date and term of the proposed assignment or subletting; and (iv) the rent and other consideration to be paid to Tenant by such proposed assignee or subtenant. Tenant also shall promptly supply Landlord with financial statements and other information as Landlord may request, prepared in accordance with generally accepted accounting principles not more than ninety (90) days old when delivered to Landlord, indicating the net worth, liquidity and credit worthiness of the proposed assignee or subtenant in order to permit Landlord to evaluate the proposed assignment or sublease. Tenant agrees to reimburse Landlord for legal fees and any other reasonable expenses and costs incurred by Landlord in connection with any proposed assignment or subletting.

     Landlord’s consent shall be granted only if any and all rights contained within this Lease of expansion, extension, renewal, first offer, and the like are deleted and/or waived by Tenant, and if requested by Landlord such assignee or subtenant, and only if the assignee or subtenant shall promptly execute, acknowledge, and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee or subtenant shall agree to be bound by and upon the covenants, agreements, terms, provisions and conditions set forth in this Lease. If Tenant shall sublet the Premises, having first obtained Landlord’s consent, at a rental in excess of the rent and additional rent due and payable by Tenant under the provisions of this Lease, fifty percent (50%) such excess Rent and Additional Rent shall become the sole property of Landlord, it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant shall sublet the Premises at a rental less than that provided for herein.

     Further, it is agreed that in lieu of withholding or granting its consent Landlord may, within thirty (30) days of receipt of a request for consent from Tenant, cancel this Lease as to the entire Premises or as to so much of the Premises as Tenant has proposed for assignment or subletting. If Landlord shall elect to cancel this Lease as to all or a portion of the Premises, it shall give Tenant written notice of its election, which notice shall set forth a “termination date” which shall be not less than sixty (60) or more than one hundred twenty (120) days from the receipt by Landlord of Tenant’s request to assign or sublet, and on that “termination date” Tenant shall surrender the Premises or portion thereof for which this Lease has been canceled, in accordance with the provisions of this Lease relating to the surrender of the Premises at the expiration or termination of the term of this Lease. Notwithstanding the foregoing if the Landlord elects to recapture all or any portion of the Premises, Tenant may withdraw its request for consent within five (5) business days after the receipt of Landlord’s recapture notice. If the cancellation shall be as to a portion of the Premises only, then the Rent and Additional Rent shall be adjusted proportionately to reflect said cancellation.

     It is hereby expressly understood and agreed, however, if Tenant is a corporation, that the assignment, or transfer of this Lease, and the term and estate granted, to any corporation into which Tenant is merged or with which Tenant is consolidated, which corporation shall have a net worth at least equal to that of Tenant immediately prior to such merger or consolidation (such corporation being hereinafter called “Assignee”), without the prior written consent of Landlord shall not be deemed to be prohibited hereby, if, and upon the express condition that, Assignee and Tenant shall promptly execute, acknowledge, and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby Assignee shall agree to be bound by and upon the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be performed and whereby Assignee shall expressly agree that the provisions of this Section XX shall, notwithstanding such assignment or transfer, continue to be binding upon it with respect to all future assignments and transfers. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be the written consent of Landlord mentioned in this Section XX, it being expressly understood that such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

     If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect Rent and/or Additional Rent from the Assignee, subtenant or occupant, and apply the net amount collected to the Rent and/or Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the Assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting. No assignment, subletting or use of the Premises by an affiliate of Tenant shall affect the purpose for which the Premises may be used as stated in Section II. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under the Lease and for compliance with all the obligations of Tenant under the Lease.

     SECTION XXI. SIGNS, WINDOW TREATMENT, AND ADVERTISING. Except as hereinafter provided, Tenant may not place on the exterior of the Premises (including both interior and exterior surfaces or doors and interior surfaces of windows) or on any part of the Building outside the Premises, any signs, symbol, advertisement or the like visible to the public view outside of the Premises. Landlord shall withhold consent for signs or lettering on the entry doors to the Premises, unless such signs conform to Building standards adopted by Landlord. Any signs or letters in the public corridors or on the doors must be in accordance with a plan or sketch of the sign submitted to Landlord for written approval before installation which approval shall not be unreasonably withheld, conditioned or delayed, provided that installation shall be at the sole expense of Tenant. All signage must be in accordance with all applicable laws. No signs may be installed in or on any window. Tenant may install its own window treatment, only if the same shall not in any way interfere with the Building standard blinds or be visible from the exterior of the Building. Landlord hereby consents to the existing Tenant’s signage in and on the Building and Premises.

     Landlord agrees, however, to maintain a tenant directory in the lobby of the Building in which will be placed the Tenant’s name and the location of the Premises in the Building. Neither Landlord’s name, nor the name of the Building or any Center, Office Park or other complex of which the Building is a part, or the name of any other structure erected therein shall be used without Landlord’s consent in any advertising material (except on business stationery or as an address in advertising matter), nor shall any such name, as aforesaid, be used in any undignified, confusing, detrimental or misleading manner.

     SECTION XXII. INSURANCE COMPLIANCE. Tenant will not do or omit to do or keep anything in, upon or about the Premises which may prevent the obtaining of any fire, liability or other insurance upon or written in connection with the Premises, the Building or the Property, or which may make any such insurance void or voidable, or which may create any extra premiums or increase the rate of any such insurance over that normally applicable to office buildings, unless the Tenant pays such extra or increased premiums.

     SECTION XXIII. INFLAMMABLES, ODORS. Tenant shall not bring or permit to be brought or kept in or on the Premises or elsewhere in the Building, any inflammable, combustible or explosive fluids, material, chemical or substance (other than small quantities of industrial solvents used in the normal course of cleaning and maintenance and office supplies), or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors to emanate from or permeate the Premises.

     SECTION XXIV. DEFAULT. Any one of the following shall be deemed to be an “Event of Default”:

     (a)     Failure on the part of Tenant to pay Rent, Additional Rent or other charges for which provision is made in this Lease on or before the date on which the same become due and payable and such failure continuing for five (5) days (the “monetary notice and cure period”) after Landlord has sent to Tenant written notice of such monetary default. Notwithstanding the foregoing, if at any time during the term of this Lease Landlord shall have sent to Tenant two (2) notices of monetary or non-monetary default, even though the same shall have been cured and this Lease not terminated, and during the twelve (12) month period next following the date on which said notices of default have been sent by Landlord to Tenant, Tenant thereafter shall default in any monetary obligation hereunder, the same shall automatically be deemed to be an Event of Default upon Landlord giving Tenant written notice thereof, and there shall be no monetary notice and cure period.

     (b)     Failure on the part of Tenant to comply with any term, condition, covenant, or requirement of this Lease and such failure continuing for thirty (30)days (the “non-monetary notice and cure period”) after Landlord has sent to Tenant written notice of such non-monetary default; provided however, Tenant shall be obligated to promptly commence, and use commercially reasonable efforts to complete as soon as possible, the curing of such default; and provided further, however, if such non-monetary default is not capable of cure within said thirty (30)days, Tenant shall have such additional reasonable period of time to cure said non-monetary default, so long as Tenant shall promptly commence and diligently prosecute to completion said cure, but in no event more than 60 (60) days. Further, if at any time during the term of this Lease Landlord shall have sent to Tenant two (2) notices of monetary or non-monetary default, even though the same shall have been cured and this Lease not terminated, and during the twelve (12) month period next following the date on which said notices of default have been sent by Landlord to Tenant, Tenant thereafter shall default in any non-monetary obligation hereunder, the same shall automatically be deemed to be an Event of Default upon Landlord giving the Tenant written notice thereof, and there shall be no non-monetary notice and cure period.

     (c)     The commencement of any of the following proceedings: (i) the estate hereby created being taken on execution or by other process of law; (ii) Tenant being judicially declared bankrupt or insolvent according to law; (iii) an assignment being made of the property of Tenant for the benefit of creditors; (iv) a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer being appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or (v) a petition being filed for the reorganization or rearrangement of Tenant under any provisions of the United States Bankruptcy Code now or hereafter enacted.

     Tenant hereby expressly waives any and all common law and statutory notices to quit, and expressly agrees that the notice provisions contained herein shall be in lieu thereof. Upon an Event of Default, Landlord may, but shall not be obligated to, serve upon Tenant a notice of lease termination, which shall terminate the Lease upon service to Tenant.

     If an Event of Default shall occur, then in addition to any other remedy Landlord may have under this Lease, at law or equity, Landlord may (i) apply the Security Deposit, if any, specified in Section XLIII toward the satisfaction of such Event of Default without waiving any of Landlord’s other rights under this Lease, at law or in equity, (ii) cure Tenant’s Event of Default at Tenant’s cost and expense, and/or (iii) by lawful process enter the Premises or any part thereof in the name of the whole or mail or deliver a notice of termination addressed to Tenant as set forth in Section XXVI, and upon entering or mailing as aforesaid repossess the same as the former estate of the Landlord and expel the Tenant and those claiming by, through or under the Tenant and without prejudice to any other remedies which the Landlord may have for arrears of Rent or Additional Rent or preceding breach of covenant.

     Tenant covenants that in case of Lease termination, whether as aforesaid or otherwise, Tenant shall indemnify the Landlord against all losses Landlord may incur by reason of such termination; and at Landlord’s election, Tenant shall immediately be liable for, and pay to Landlord as damages, either (i) all such losses, including without limitation, all Rent, Additional Rent and other charges due pursuant to the Lease up until the normal expiration of the term of this Lease (had the Lease not been terminated), projected on the basis of experience under the Lease, together with all costs Landlord may incur in obtaining possession of, or in reletting the Premises (including without limitation attorneys’ fees, brokerage commissions, leasehold improvements, alterations, repairs and decorations to the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same), less the fair market rental value of the Premises until the normal expiration of the term of this Lease, together with interest at the rate of one and one-half percent (1.5%) per month until said monies are paid in full, or such lesser interest rate as may be permitted under applicable law, or (ii) all Rent, Additional Rent and other charges which would have been payable had the Lease not so terminated, payable upon the due dates specified herein (subject to offset for net rents actually received from reletting after subtraction of the expenses of reletting).

     Landlord shall, to the extent required by applicable law, and not otherwise, use reasonable efforts to relet the Premises on such terms and conditions as Landlord in its sole discretion may determine (including a term different from the term of this Lease, rental concessions, and alterations to, and improvement of, the Premises). In no event shall Landlord be obligated to relet the Premises at below market rates; nor shall Landlord be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. In the event of reletting, Landlord shall have no liability to account to Tenant for any proceeds received from such reletting, except as otherwise expressly set forth herein.

     All of Landlord’s rights and remedies under this Lease, or at law or equity, are cumulative, and may be exercised as Landlord sees fit in Landlord’s sole and absolute discretion.

     SECTION XXV. SUBORDINATION AND ESTOPPEL. This Lease is subject and subordinate in all respects to all mortgages which may now or hereafter be placed on or affect the real property of which the Premises are a part, or Landlord’s interest or estate therein, and to each advance made and/or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. This Section XXV shall be self-operative and no further instrument of subordination shall be required. Notwithstanding the generality of the foregoing provisions of this Section XXV, Tenant agrees that any such mortgagee shall have the right at any time to subordinate any such mortgages or other instruments of security to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Tenant further covenants and agrees upon demand by Landlord’s mortgagee at any time, before or after the institution of any proceedings for the foreclosure of any such mortgages or other instruments of security, or sale of the Building pursuant to any such mortgages or other instruments of security (which agreement shall survive any such foreclosure sale), to attorn to such mortgagee or such purchaser upon any such sale and to recognize such purchaser as Landlord under this Lease, provided that Tenant’s possession shall not be disturbed except under the provisions of this Lease, and further agrees to execute any and all commercially reasonable documents as such mortgagee may require to confirm such attornment within ten (10) days after demand in writing. Tenant’s failure to timely execute such documents shall, at Landlord’s election, be deemed an Event of Default hereunder.

     Tenant shall, from time to time, within ten (10) days after request from Landlord, or from any mortgagee or potential mortgagee of Landlord, or any potential purchaser of the Building, or potential mortgagee of such purchaser, execute, acknowledge and deliver in recordable form a commercially reasonable form of subordination, non-disturbance and attornment agreement (“SNDA”) and a commercially reasonable estoppel certificate (“Estoppel Certificate”) certifying, to the extent true, that this Lease is in full force and effect and unmodified (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that the term has commenced and the full amount of the Rent and Additional Rent then accruing thereunder; the dates to which the Rent and Additional Rent has been paid; that Tenant has accepted possession of the Premises and that any improvements required by the provisions of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; the amount, if any, that Tenant has paid to Landlord as a security deposit; that no Rent under this Lease has been paid more than thirty (30) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the SNDA and/or Estoppel Certificate); that Tenant, as of the date of such SNDA and/or Estoppel Certificate, has no charge, lien, or claim of offset under this Lease or otherwise against Rent or Additional Rent due or to become due hereunder; that, to the knowledge of Tenant, neither Landlord nor Tenant is not then in default under this Lease; and such other matters as may be reasonably requested by Landlord or any mortgagee or potential mortgagee of Landlord, or any purchaser of the Building, or potential mortgagee of such purchaser. Any SNDA or Estoppel

Certificate may be relied upon by Landlord, any successor of Landlord, any mortgagees of Landlord or any prospective purchaser or mortgagee of the Building. In the event Tenant fails to deliver and execute such SNDA and/or Estoppel Certificate within ten (10) days after demand in writing, at Landlord’s election, such failure shall be an Event of Default hereunder. Tenant does hereby make, constitute and irrevocably appoint Landlord as attorney in fact to execute said documents.

     SECTION XXVI. NOTICES. Any notice or demand by Tenant to Landlord shall be served by receipted hand delivery, or by Sheriff, Constable, or by certified mail, postage prepaid, or by recognized overnight courier, addressed to Landlord as set forth below, and any notice or demand by Landlord to Tenant shall be served by receipted hand delivery, or by Sheriff, Constable, or by certified mail, postage prepaid, or by recognized overnight courier to the Tenant as set forth below.

To Landlord:	Quince Orchard Nominee Trust 60 State Street, Suite 1500 Boston, Massachusetts 02109-1803 facsimile 617-227-4727 telephone 617-723-7760

with a copy to:	Rappaport, Aserkoff & Gelles 60 State Street, Suite 1525 Boston, Massachusetts 02109-1803 facsimile 617-227-4727 telephone 617-227-7345

with a copy to:	New Boston Management Services, Inc. 1953 Gallows Road Suite 190 Vienna, Virginia 22182

To Tenant:	ACE*COMM Corporation 704 Quince Orchard Road Gaithersburg, Maryland 20878 Attention: Mehran Pooya facsimile: 301-721-3001 telephone: 301-721-3000

with a copy to:	Hogan & Hartson L.L.P. Columbia Square 555 Thirteenth Street, N.W. Washington, DC 20004-1109 Attention: Carol B. Chesley, Esq.

     It is agreed that certified mail shall be conclusively deemed received three (3) days after it is mailed, postage prepaid, and that an item sent by recognized overnight courier shall be conclusively deemed received the day it is scheduled to be delivered. Landlord and Tenant may each change their address for notices, as well as their phone number and facsimile number, by providing notice of such change to the other in the manner specified in this Section XXVI.

     SECTION XXVII. RULES AND REGULATIONS. Tenant will faithfully observe and comply with the Rules and Regulations annexed hereto and such other further Rules and Regulations as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant, which in the reasonable judgment of Landlord shall be necessary for the reputation, operation, safety, care or appearance of the Building or Property, any parking garage or parking area(s), if any, or the preservation of good order in the said Building or Property, including any parking, garage or parking area(s), if any, or the operation or maintenance of the Building or Property, or the equipment thereof, or the comfort of tenants or others in the Building; provided, however, that in the case of any conflict between the provisions of this Lease and any such Rules and Regulations, the provisions of this Lease shall control; and provided further, that nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, or any other tenant’s servants, employees, agents, visitors, invitees or licensees.

     SECTION XXVIII. QUIET ENJOYMENT. The Tenant, on paying the said Rent and Additional Rent and performing in all material respects the covenants of this Lease on its part to be performed, shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease for the term aforesaid and any extension thereof, free from disturbance by Landlord or anyone claiming by, through or under Landlord.

     SECTION XXIX. BINDING AGREEMENT. This Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Lease contains the entire agreement of the parties and may not be modified except by instrument in writing signed by the parties hereto.

     SECTION XXX. LANDLORD LIABILITY. During such time as the Landlord shall be a limited partnership, corporation, limited liability company, limited liability partnership, joint venture, or trust, Tenant agrees that it shall not hold any partner, shareholder, member, trustee, or beneficiary of Landlord personally responsible for any of the covenants of Landlord under this Lease, and in the event it has a claim against Landlord, Tenant shall look only to Landlord’s interest in the Building or the proceeds thereof for recovery of any judgment from Landlord; it being specifically agreed that neither the Landlord nor anyone claiming by, through or under Landlord shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant.

     SECTION XXXI. SEISIN. In the event of a sale or other disposition of the Building and/or land underlying it by Landlord, Landlord shall be entirely free and relieved from the performance and observance thereafter of all covenants and obligations of Landlord hereunder, it being understood and agreed that the successor to Landlord’s ownership shall thereupon and thereafter assume and perform and observe, any and all of such covenants and obligations of Landlord including, without limitation, any and all obligations relating to the security deposit.

     SECTION XXXII. INSURANCE.

     (a)       Tenant shall maintain in full force and effect the following insurance written by one or more responsible companies licensed to do business in the state in which the Premises is located in form and content reasonably satisfactory to Landlord, including, except as to subsection (a)(2) of this Section XXXII at the request of Landlord, Landlord and Landlord’s managing agent as additional insureds, and Tenant shall keep deposited with the Landlord certificates thereof, with endorsements on such certificates to the effect that such insurance shall not be cancelled by the insurer without at least fifteen (15) days prior notice to Landlord:

(1) Commercial General Liability insurance in the broadest form of such coverage as is available from time to time in the jurisdiction in which the Premises is located, applying to the use and occupancy of the Premises and the business operated by Tenant and on an occurrence basis in an amount not less than Three Million Dollars ($3,000,000) combined single limit for property damage and for any personal injury, including death, to one or more than one person arising out of any one incident. At any time during the term hereof upon sixty (60) days’ notice, Landlord may require the Tenant to increase the amount of insurance required hereunder to a greater commercially reasonable amount as may be required by Landlord or recommended by Landlord’s insurance advisor or required by Landlord’s mortgagee.

(2) Worker’s compensation insurance in the minimum amount required by statute covering all employees of Tenant, and, if Tenant shall contract with any independent contractor for the furnishing of labor, materials or services to Tenant, Tenant shall require such independent contractor to maintain worker’s compensation insurance covering all its employees and all the employees of any subcontractor.

(3) Extended coverage property damage insurance covering Tenant’s personal property located at the Premises (furniture, fixtures and equipment on a replacement cost basis) and Tenant improvements, if any.

(b) Landlord shall not be liable to Tenant for:

(1) Damage to or loss of property entrusted to employees of the Landlord.

(2) Loss of property through thefts regardless of where the theft takes place.

(3) Damage to property regardless of where the damage takes place.

(4) Damage to or loss of property caused by other tenants or occupants of the Building or caused by visitors to or in the Building.

     It is specifically understood that Landlord’s insurance does not cover any personal property of Tenant and Tenant shall not make any claim for loss of or damage to such property against Landlord or Landlord’s insurance carrier and shall not permit its insurance carrier to make any claim for loss or damage to such property against Landlord or Landlord’s insurance carrier.

     SECTION XXXIII. SUBROGATION, INSURANCE PREMIUMS. Landlord and Tenant hereby waive any rights each may have against the other in connection with any of the damage occasioned to Landlord or Tenant, as the case may be, their respective property, the Building or its contents, arising from covered causes of loss for which property insurance is carried or required to be carried pursuant to this Lease. Each party on behalf of their respective insurance companies insuring their respective property against any such loss, hereby waives any right of subrogation that it may have against the other party.

     SECTION XXXIV. SHORING. If an excavation shall be made upon the Property or upon land adjacent to the Property, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the Building from injury or damage and to support the same by proper foundations without any claims by Tenant for damages or indemnity against Landlord, or diminution or abatement of rent.

     SECTION XXXV. REZONING. Tenant agrees that it shall not oppose any application for rezoning or variance instituted by Landlord, its successors or assigns, provided that such re-zoning shall not prohibit the use set forth in Section II hereby.

     SECTION XXXVI. SEPARABILITY. If any provision or any part of any provision of this Lease, or if the application of any provision or any part of any provision of this Lease to any person, entity, or circumstance shall be held invalid by a court of competent jurisdiction, such invalidity shall have no effect on any other provision or any part of any other provision of this Lease or its application to any other person, entity, or circumstance.

     SECTION XXXVII. WAIVER OF TRIAL BY JURY. Landlord and Tenant agree that they shall, and hereby do, waive trial by jury in any action arising out of this Lease or Tenant’s use and occupancy of the Premises.

     SECTION XXXVIII. NO WAIVER. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall constitute an eviction by Landlord, nor be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of this Lease, or any of the Rules and Regulations set forth in this Lease or hereafter adopted by Landlord, shall not constitute a waiver in any respect nor prevent a subsequent act, which originally constituted a violation from having all force and effect of an original violation. The receipt by Landlord of Rent or Additional Rent with knowledge of the breach of any provision of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent or Additional Rent herein stipulated shall be deemed to be other than on account, nor shall any endorsement or statement on any check, nor any letter accompanying any check or payment as Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or Additional Rent or pursue any other remedy in this Lease provided.

     SECTION XXXIX. HOLDING OVER. In the event Tenant or any party claiming by, through or under Tenant shall hold over the Premises or any part thereof after the termination or expiration of the term of this Lease, such holding over shall constitute and be construed as a tenancy at sufferance only, provided that all the provisions of this Lease shall apply except that the Rent set forth in Section IV shall be calculated at a daily rate equal to the greater of two hundred percent (200%) of the daily Rent reserved in said Section IV, or one hundred fifty percent (150%) of the then fair market rent of the Premises. Subject to the foregoing and upon (i) nine (9) months prior written notice and (ii) Landlord’s prior written consent, Tenant may holdover in the Premises for one month after the end of the term of this Lease at the rental rate in effect at the end of the term of the Lease. Except for the provisions of the immediately preceding sentence, nothing contained in this Section XXXIX shall be construed as Landlord’s consent to Tenant or any party claiming by, through or under Tenant holding over.

     SECTION XL. CAPTIONS, PLURAL, GENDER. The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provisions hereof. Whenever a masculine or singular pronoun is used in this Lease, it shall include the feminine and plural thereof whenever the context so permits or requires.

     SECTION XLI. BROKERAGE. Tenant covenants that it has dealt with no broker other than the brokers specified at the end of this Section XLI, as Tenant’s Broker and as Landlord’s Broker, in locating the Premises demised by this Lease and in negotiating this Lease and Tenant further covenants and agrees that it shall hold Landlord harmless from any and all claims which may be asserted by any real estate broker other than the brokers specified at the end of this Section XLI who claim that it showed or referred the Tenant to the Landlord or to the Premises for any transaction involving or resulting in this Lease or Premises.

     Landlord covenants that it has dealt with no broker other than the brokers specified at the end of this Section XLI, as Tenant’s Broker and as Landlord’s Broker, in negotiating this Lease and Landlord further covenants and agrees that it shall hold Tenant harmless from any and all claims which may be asserted by any real estate broker other than the brokers specified at the end of this Section XLI who claim that it showed or referred the Tenant to the Landlord or to the Premises for any transaction involving or resulting in this Lease or Premises demised hereby. Tenant’s Broker’s fees for the transaction contemplated hereby shall be paid by Landlord pursuant to a separate written agreement between Landlord and Tenant’s Broker.

Tenant’s Broker:	McShea & Company Inc.
One Bank Street, Suite 300
Gaithersburg, MD 20878
facsimile: 301-869-7201
telephone: 301-948-9870

Landlord’s Broker:	Trammel Crow Company
7315 Wisconsin Avenue, Suite 300W
Bethesda, MD 20814
facsimile: 301-530-6131
telephone: 301-530-6200

     In the event that Tenant and Landlord agree to renew and/or extend the term of this Lease, in connection with any option contained herein or otherwise, or to expand the Premises pursuant to any such provision contained herein or otherwise, Landlord shall not be responsible for the payment of any fee or commission to any broker or other third party, including any broker identified herein, who is retained by Tenant in connection with such renewal, extension, and/or expansion.

     SECTION XLII. HAZARDOUS WASTE.

     (a)       For the purpose of this Section XLII, “Hazardous Substance” shall mean any waste, substance or other material which may be dangerous to health or environment, including, without limitation, all “hazardous waste”, “hazardous material”, “hazardous substance”, “toxic substance”, “oil”, “infectious medical waste” and “hazardous medical waste” as defined in any federal, state, or local law, regulation or ordinance, or otherwise

     (b)       Tenant shall not dump, flush or in any way introduce any Hazardous Substance, which are regulated under the Resource Conservation and Recovery Act of 1976, as amended, (42 U.S.C. Section 6901, et. seq. “RCRA”) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (42 U.S.C. 9601 et. seq. “CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat 1613, et seq., and/or any other applicable municipal, federal, or state law, into the sewerage, drainage or other waste disposal system serving the Premises, the Building or the Property.

     (c)       Tenant shall not generate, use, store or dispose of any Hazardous Substance regulated under RCRA, CERCLA, SARA and/or any other applicable municipal, federal or state environmental law, in or on the Premises, the Building or the Property, nor transport any Hazardous Substance from the Premises, the Building or the Property except in compliance with RCRA, CERCLA, SARA, and any other applicable municipal, federal or state environmental law.

     (d)       Tenant shall promptly notify Landlord in writing of any incident in the Premises, or in or about the Building or the Property which constitutes a violation of or requires the filing of a notice under any statute or other applicable law described in Section XLII(b) of this Lease.

     (e)       Tenant shall indemnify, defend, and hold Landlord harmless from any and all costs, liabilities, demands, claims, civil or criminal actions, or causes of action, civil or criminal penalties, fines, losses, liens, assessments, damages, liabilities, costs, disbursements, expenses or fees of any kind or any nature (including without limitation all clean-up costs and reasonable attorneys’ fees) which may at any time be imposed upon, incurred by or asserted or awarded against Landlord arising out of or on account of Tenant’s failure to comply with the provisions of Section XLII of this Lease, whether due to any action or non-action of Tenant, its agents, employees or contractors.

     (f)       The provisions and covenants of this Section XLII shall survive the expiration or earlier termination of the term of this Lease.

     SECTION XLIII. SECURITY DEPOSIT. Upon execution of this Lease, Tenant shall deposit with Landlord and thereafter Landlord shall hold and retain a security deposit in the amount set forth at the end of this Section XLIII throughout the term hereof as security for the faithful performance by Tenant of each and every term, condition, covenant and provision of this Lease. Landlord may apply all or any portion of the security deposit to any damage to the Premises or to the restoration thereof, as permitted by Section XXIV of this Lease for the costs of Landlord’s actual costs or damages, or to any Rent or Additional Rent which may be due from Tenant to Landlord. In the event that Landlord shall so apply all or any portion of the said security deposit, Tenant shall immediately upon notice, restore the same to its full amount. Landlord shall return the security deposit, or balance thereof to which Tenant is entitled after deduction therefrom of any sums in accordance with the provisions of this Lease, after expiration or other termination of the Lease Term.

     Tenant may provide said security deposit in the form of cash or irrevocable letter of credit (it also being understood and agreed that Tenant may substitute an irrevocable letter of credit for a cash security deposit upon thirty (30) days’ written notice to Landlord). In the event Tenant elects to provide said security deposit in the form of an irrevocable letter of credit, it shall be for a term of one (1) year, automatically renewable for successive one (1) year periods subject to reduction in amount pursuant hereto, in a form and issued by an institution acceptable to, and running to the benefit of, Landlord, securing the full and faithful performance by Tenant of each and every term, condition, covenant and provision of this lease. In the event that from time to time Landlord draws down all or any portion of any such letter of credit, Tenant shall immediately upon notice, restore said security deposit to the full amount required hereunder.

     Initially, such letter of credit shall be issued by Silicon Valley Bank, but incident to the expiration of any one (1) year letter of credit, Tenant shall have the right to propose a substitute financial institution, which substitute institution must be acceptable to Landlord. If the entity issuing any such letter of credit refuses to renew such letter upon the expiration thereof, Landlord shall receive written notice not less than thirty (30) days prior to the expiration date thereof.

     If, but only if, Tenant shall not have been in default of any of the terms, conditions, covenants and provisions of this Lease, the cash security deposit or the face amount of the irrevocable letter of credit shall be reduced to One Hundred Twenty Four Thousand Three Hundred Thirty Three ($124,333.00) on November 30, 2004, to One Hundred Thirteen Thousand Four Hundred Sixty Six Dollars ($113,466.00) on November 30, 2005, to One Hundred Two Thousand Six Hundred Ninety Nine Dollars ($102,699.00) on November 30, 2006, and to Ninety One Thousand Nine Hundred Thirty Two ($91,932.00) on November 30, 2007. If but only if Tenant shall not be in default of any of the terms, conditions, covenants and provisions of this Lease, Landlord shall return the full security deposit (or such proportionate amount as shall be then due to be returned to Tenant pursuant hereto) within thirty (30) days after expiration or earlier termination of the term of the Lease, and Tenant vacating the same.

     Amount of Security Deposit: One Hundred Thirty Five Thousand Dollars ($135,000), subject to reduction pursuant to this Section XLIII only.

     SECTION XLIV. LANDLORD’S RIGHT TO PERFORM FOR TENANT. Landlord shall have the right, but shall not be required, to pay such sums and do any act, whether the same requires the expenditures of monies or not, which may be necessary or appropriate by reason of failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand the cost of performing the same, plus interest at one and one-half percent (1.5%) per month of such cost, or such lesser interest rate as may be allowed under applicable law; and if Tenant shall default in such payment, Landlord shall have the same rights and remedies as Landlord has hereunder for the failure of Tenant to pay the Rent or Additional Rent. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease, and the exercise of these rights shall not be deemed an obligation of Landlord to perform such right in the future.

     SECTION XLV. GOVERNING LAW. This Lease shall be governed by the provisions hereof and by the laws of the state in which the Premises are located.

     SECTION XLVI. RELOCATION. INTENTIONALLY DELETED.

     SECTION XLVII. FORCE MAJEURE. In the event that either party shall be delayed or hindered in or prevented from the performance of act required under this Lease, by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reasons of a like nature not the fault of the party delayed in performing work or doing the acts required, then performance of such act shall be excused for the period of the delay and the period for such party’s performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section shall in no event operate to excuse Tenant from the prompt payment of Rent or Additional Rent, or excuse performance due to lack of funds. In any case where work is to be paid for out of insurance proceeds of condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payments, for delays in the collection of such proceeds or awards.

     SECTION XLVIII. PRIOR LEASE. As of the execution date of this Lease, Tenant currently leases approximately 38,407 square feet of net rentable space in the Building (the “Existing Premises”), pursuant to a lease dated August 6, 1996, between Tenant and Landlord’s predecessors-in-interest, Principal Life Insurance Company, which lease was amended by an undated First Amendment to Lease and by a Second Amendment to Lease dated March 5, 2001 (collectively referred to herein as the “Prior Lease”). Effective upon the full execution and delivery of this Lease by the parties hereto, the Prior Lease shall terminate and be of no further force and effect, and the parties shall thereafter have no further obligations one to the other pursuant to the Prior Lease, except for any obligations which expressly survive the expiration or early termination of the Prior Lease, and except for Tenant’s obligations to pay “Rent”, “Operating Costs” and “Property Taxes”, as those terms are defined in Article IV of the Prior Lease, with respect to the period of time through and including September 30, 2002.

     SECTION XLIX. PARKING. Tenant shall have the right to use no more than 4.0 parking spaces per 1,000 square feet of Net Rentable Area in the Premises, of which 11 will be designated as reserved spaces throughout the entire term of this Lease, and any extensions thereof (the “Parking Space Allocation”). Tenant shall comply with such registration or identification standards as shall be reasonably established from time to time, and Tenant shall use only that portion of the parking facilities as may be reasonably designated for use by Tenant from time to time, it being understood and agreed that Landlord shall have the right to establish and enforce such reasonable policies, rules and regulations as Landlord and/or the parking operator has issued or may issue to facilitate the operation and management of the parking facilities.

     SECTION L. OPTION TO EXTEND. Tenant shall have an option to extend this Lease for an additional term (hereinafter referred to as “Extended Term”) commencing immediately upon the expiration of the initial term hereof and continuing for a period of five (5) years, provided that Tenant proceeds strictly in accordance with the provisions of this Section L. During November of 2007, Tenant shall advise Landlord in writing that Tenant wishes to extend the term of this Lease (hereinafter referred to as “Tenant’s Extension Notice”). If at the time Landlord receives Tenant’s Extension Notice this Lease is in full force and effect without default on the part of the Tenant beyond any applicable cure period, then, during the next thirty (30) days, Landlord shall notify Tenant in writing of the Rent pursuant to Section IV of the Lease which shall be due for the Extended Term. The Rent specified by Landlord shall be that which the Landlord projects will be the fair market rent as of the commencement of the Extended Term, but in no event less than Twenty-Six and 27/100 Dollars ($26.27) per square foot of Net Rentable Area in the Premises, and which shall be determined on the agreement that there shall be no change in the Tax Base or the Operating Cost Base. Within three (3) weeks after Landlord has given Tenant notice of the Rent pursuant to Section IV of this Lease for the Extended Term, Tenant shall notify Landlord whether or not it agrees to pay such Rent. If Tenant shall agree in writing to pay such Rent, then this Lease shall be extended for the Extended Term without the execution of any additional documents, and each and every term and condition of this Lease shall apply during the Extended Term except only that the Rent specified in Section IV of this Lease during the Extended Term shall be that agreed upon by Landlord and Tenant, and the phrase “term of this Lease” shall be construed to mean the Extended Term of this Lease. If Tenant shall not agree in writing to pay such Rent, this Lease shall terminate as provided in Section III of this Lease and Tenant shall vacate the Premises on or before such date in accordance with the provisions of this Lease. If Tenant shall fail to give Landlord written notice in November of 2007 as hereinbefore specified, Tenant shall have no right to extend this Lease for the Extended Term, and this Lease shall terminate as provided in Section III of this Lease and Tenant shall vacate the Premises as provided in Section III and in accordance with the other provisions of this Lease.

     SECTION LI. VACANT SPACE NOTIFICATION. Landlord shall make reasonable efforts to endeavor to provide notice to Tenant of any space that is available for lease in the Building. If Landlord fails to so notify Tenant, such failure shall not be a default hereunder.

     SECTION LII. MULTIPLE COUNTERPARTS. This Lease may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK
SIGNATURES ARE ON THE FOLLOWING PAGE.]

     IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

Landlord:
QUINCE ORCHARD NOMINEE TRUST

By

Its Trustee

Tenant:
ACE*COMM CORPORATION

By		(seal)

Its

EXHIBIT A

LEASE PLAN

PROPOSED AVAILABLE SPACE 210B
ACE-COM
PROPOSED AVAILABLE SPACE 210A
ACE-COM
LEGEND

ACE-COM RECONFIGURATION

704 QUINCE ORCHARD ROAD
SECOND FLOOR
GAITHERSBURG, MARYLAND

NEW BOSTON FUND

SPACE SUBDIVISION PLAN

THE TOWER GROUP
ARCHITECTS

EXHIBIT B

Landlord:	Quince Orchard Nominee Trust
Tenant:	ACE*COMM Corporation

Landlord’s Work:	Landlord, at its sole cost and expense shall:
➢ demise the portion of the Premises on the 2nd floor
➢ rebalance the HVAC system
➢ correct any leaks that currently exist in the windows
➢ at Landlord’s discretion, construct improvements to the bathrooms in the common area on the first floor

Tenant’s Work:	All other work performed in or to the Premises shall be the obligation of Tenant, at Tenant’s sole cost and expense (but may be paid for in whole or in part with the Improvement Allowance).

Exhibit B

EXHIBIT C

MARYLAND LEGAL HOLIDAYS

*January 1	-	New Year’s Day

**Third Monday in January	-	Martin Luther King, Jr. Day

**Third Monday in February	-	Presidents’ Day

Last Monday in May	-	Memorial Day

*July 4	-	Independence Day

First Monday in September	-	Labor Day

**Second Monday in October	-	Columbus Day

**November 11	-	Veteran’s Day

Fourth Thursday in November	-	Thanksgiving Day

*December 25	-	Christmas Day

*Should any of these dates fall on a Sunday, the Holiday is observed on the following Monday.

**No charge for HVAC on these days between 8:00 a.m. and 6:00 p.m.

Exhibit C

EXHIBIT D

SCOPE OF SERVICES - CLEANING

Landlord:	Quince Orchard Nominee Trust
Property:	704 Quince Orchard Road, Gaithersburg, Maryland

A.	OFFICE AREA

Daily: (Monday through Friday 6:00 pm-10:00 pm; Legal Holidays excepted)

1.	Empty and clean all waste receptacles and remove waste materials from the premises; wash receptacles as necessary, replace plastic liners, empty recycle containers.

2.	Sweep and dust mop all uncarpeted areas using a dust-treated mop.

3.	Mop tile floors.

4.	Vacuum all rugs and carpeted areas.

5.	Wash clean all water fountains.

6.	Wash and clean coffee areas and kitchen counters, except dishes.

7.	Upon completion of cleaning, all lights will be turned off and doors locked, leaving the Premises in an orderly condition.

Weekly:

1.	Hand dust all horizontal surfaces which are clear and free of objects including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within normal reach.

2.	Remove all finger marks from private entrance, doors, light switches, and doorways.

Quarterly:

Render high dusting not reached in daily cleaning, to include:

1.	Dusting all pictures, frames, charts, graphs, and similar wall hangings.

2.	Dusting all vertical surfaces, such as walls, partitions, doors, and ducts.

3.	Remove and dust under all desk equipment and telephone and replace same.

4.	Dusting all pipes, ducts, and high moldings.

5.	Dusting all window treatment.

6.	Clean carpets – clean light fixtures.

B.	LAVATORIES

Daily: (Monday through Friday, inclusive; Legal Holidays excepted)

1.	Sweep and damp mop floors.

2.	Clean all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, piping, and toilet seat hinges.

3.	Wash both sides of all toilet seats.

Exhibit D

4.	Wash all basins, bowls, and urinals.

5.	Empty and clean paper towel and sanitary disposal receptacles.

6.	Remove waste paper and refuse.

7.	Refill tissue holders, soap dispensers, towel dispensers, vending sanitary dispensers; materials to be furnished by Landlord.

8.	A sanitizing solution will be used in all lavatory cleaning.

Monthly:

1.	Machine scrub lavatory floors.

2.	Wash all partitions and tile walls in lavatories.

C.	MAIN LOBBY, ELEVATORS, BUILDING EXTERIOR, AND CORRIDORS.

Daily: (Monday through Friday, inclusive; Legal Holidays excepted)

1.	Sweep and wash all floors as needed.

2.	Clean elevators, wash or vacuum floors, wipe down walls and doors.

3.	Spot clean any metal work inside lobby.

4.	Spot clean any metal work surrounding building entrance doors.

Monthly:

All resilient tile floors in public areas to be treated equivalent to spray buffing.

D.	WINDOW CLEANING

Windows of exterior walls will be washed semi-annually to include interior windows.

E.	Tenant requiring services in excess of those described above shall request same through Landlord, who shall perform the same at Tenant’s expense.

F.	SNOW REMOVAL

Clearing, sanding and salting of all snow and ice surrounding the Building walkways, as accumulated during storms, with special emphasis on the Building opening at 8:00 am Monday through Friday, Legal Holidays excepted.

Exhibit D

RULES AND REGULATIONS

Landlord: Property:	Quince Orchard Nominee Trust 704 Quince Orchard Road, Gaithersburg, Maryland

          The following Rules and Regulations constitute a part of the Lease and of Tenant’s obligations thereunder in respect of Tenant’s use and occupancy of the Premises in the Building.

I.	BUILDING HOURS

          1.1.   The Building is open from 8:00 a.m. to 6:00 p.m. on Monday through Friday, except Holidays and Saturdays 9:00 a.m. to 1:00 p.m. The Building is closed on Sundays. Landlord shall provide limited access to the Building in accordance with such Building standard entry system as shall from time to time be in effect during normal business hours. The Landlord reserves the right to alter the Building standard entry system from time to time as it sees fit.

          1.2.   If you will need after-hours heating or air-conditioning services, please notify the Building Management Office by 3:00 p.m. on the previous working day. (These Building services are either reduced, or shut off completely when the Building is closed.) You will be charged overtime use of the Building services.

          1.3.   You are advised, for the protection and safety of your personnel, to lock premises’ entry doors at the end of each working day. Entry doors also should be locked whenever your receptionist leaves the area. If appointments or meetings are scheduled after normal business hours involving people from outside the Building, you may not leave any door ajar or propped open in order to accommodate those outside people entering the locked Building.

          1.4.   If you wish to remove fixtures or materials from the Premises after 6:00 p.m. or to have work performed after 6:00 p.m., by someone who does not have a Building pass, the Building Management Office must be notified in advance in writing.

          1.5.   Please submit a list of names and phone numbers of tenant representatives to the Building Management Office should there by a need to contact anyone after normal business hours.

II.	ELEVATORS, IF ANY, DELIVERIES AND PARKING

          2.1.   If you expect delivery of any bulky material, provide the Building Management Office with reasonable advance notice so that elevators may be scheduled and elevator pads may be installed. This protects both your shipment and the elevators. For the convenience of all, elevators may not be used for deliveries during the peak traffic hours of 8:00 a.m. to 9:30 a.m.; 11:30 a.m. to 1:30 p.m.; and 4:30 p.m. to 6:00 p.m.

          2.2.   All large deliveries must be made from and to the designated Building loading dock area(s). If Tenant does not have exclusive use of a loading dock, you are to notify the Building Management Office 24 hours in advance of any large deliveries. The receiving area can accommodate certain types and sizes of vehicles. All hand trucks used for deliveries must be equipped with rubber bumpers and tires. All deliveries are to be made/received at the rear entrance of the Building in the designated Loading/Delivery area(s). Tenant shall cause all wooden shipping pallets to be removed from the Building and that any left on the premises will be removed at Tenant’s sole cost and expense.

          2.3.   The loading dock(s) may be used only for deliveries. No vehicles are allowed to stand or park in this area after unloading nor are vehicles allowed to park at the loading dock for service calls. You should advise your vendors and suppliers of this rule. Any vehicles abusing the truck dock privileges are subject to being towed at the owner’s expense.

          2.4.   Building management personnel are not authorized to receive shipments to or from the Building on behalf of Tenant.

Rules and Regulations

III.	GENERAL USE OF BUILDING AND PREMISES

          3.1.   Tenants are not permitted to place or store property on the sidewalks, passageways, parking areas or courtyards adjacent to the Building or in the elevators, vestibules, stairways, or corridors (except as may be necessary for brief periods during deliveries).

          3.2.   No animals may be brought into or kept in or about the Building or Premises. No bicycles may be brought into or kept in the Building, but must be stored, at the sole risk of the individual storing a bicycle, in the bicycle rack, if any, located in the underground parking area and/or the parking structure, if any.

          3.3.   Rubbish, rags, sweepings, acid and any and all harmful or damaging substances may not be deposited in the lavatories or in the janitor closets. Please make arrangements with the Building Management Office for disposal of any unusual trash.

          3.4.   If a Tenant’s premises becomes infested with vermin due to Tenant’s own misuse of the Premises, such Tenant, at its sole cost and expense, shall cause the Premises to be exterminated by such exterminators as shall be approved by the Landlord at such times and to such extent as the Landlord deems necessary to exterminate the vermin.

          3.5.   The Premises shall not be used for lodging or sleeping, or for any illegal purposes.

          3.6.   Canvassing, soliciting and peddling in the Building is prohibited and each Tenant shall cooperate to prevent the same.

IV.	REPAIRS AND SERVICES

          4.1.   You are responsible for all general repairs and maintenance of your Premises including, but not limited to, Tenant supplied supplementary air conditioning, exterior doors, and exterior signs. All repairs, installations, or alterations to the Premises or its fixtures must first be approved and scheduled by the Building Manager.

          4.2.   All requests for work to be done in your Premises by any of the Building Management staff should be directed to the Building Manager. Building employees are not permitted to perform any work outside their regular duties except upon special instructions from the Building Manager.

          4.3.   All schedules for the performance of your construction and repair work must be coordinated by the Building Manager to avoid conflicts with various building construction and maintenance schedules. Tenants must inform the Building Manager, at least 72 hours before any work is to begin, of the nature of the work, where and when it is to be performed, the name of the contractor or concern doing the work, and the name of the individual who will supervise the performance of the work. You will be required to obtain from the persons doing work certificates of insurance coverage, signed lien waivers, and payment and performance bond in form and substance satisfactory to the Landlord. Work may not begin until such requirements have been satisfied.

          4.4.   Landlord shall purchase and install, at Tenant’s expense, all lamps, tubes, bulbs, starters and ballasts.

V.	ELECTRICAL SYSTEM: ENERGY CONSERVATION: WATER

          5.1.   In order to assure that the capacity of the Building’s electrical system is not exceeded and to avert possible adverse effect on the Building’s electric system, you may not, without Landlord’s prior consent, connect any fixtures, appliances or equipment to the Building’s electric distribution system other than standard office equipment, such as typewriters, pencil sharpeners, adding machines, hand-held or desk top calculators, dictaphones, personal computers and photocopiers.

Rules and Regulations

          5.2.   Landlord reserves the right to implement policies and procedures it deems, in its reasonable judgment, to be necessary or expedient in order to conserve and/or preserve energy and related services, or as may be necessary or required in order to comply with applicable governmental laws, rules, regulations, codes, orders and standards.

          5.3.   If you shall use water for any purpose other than for ordinary lavatory and drinking purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure your water consumption for all water purposes. In the latter event, you shall pay the cost of the meter and the cost of installation thereof and shall keep such meter and installation equipment in good working order and repair. You agree to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered. If you default in making such payment, Landlord may, but is not obligated to, pay such charges and collect the same from you as Additional Rent.

          5.4.   Building standard blinds or drapes contribute to the effectiveness of the Building’s heating and cooling systems. You should keep the blinds or drapes closed when windows are exposed to the sun’s rays in summer and keep them open when the sun is bright enough to provide warmth during the winter months.

VI.	LIFE SAFETY AND EMERGENCY PROCEDURES

          In case of emergency situations such as power failure, water leaks or serious injury, contact the proper authorities immediately, and then contact the Building Management Office. In case of fire or smoke, pull the nearest alarm (located on your floor) and then contact the Building Management Office.

VII.	SMOKE FREE ENVIRONMENT

          Smoking is not permitted in the Building or at the entryway(s) to the Building.

LANDLORD RESERVES THE RIGHT TO ALTER OR AMEND THESE RULES AND REGULATIONS FROM TIME TO TIME AND TO VARY THESE RULES AND REGULATIONS AMONG THE TENANTS OF THE BUILDING.

Rules and Regulations